EXHIBIT 99.7

CNF Inc.

Offer for All Outstanding
6.70% Senior Debentures due 2034
in Exchange for
6.70% Senior Debentures due 2034
Which Have Been Registered Under
the Securities Act of 1933, As Amended

, 2004

To	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      CNF Inc. (“CNF”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2004 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $300.0 million of its 6.70% Senior Debentures due 2034 which have been registered under the Securities Act of 1933, as amended, for a like principal amount at maturity of its issued and outstanding 6.70% Senior Debentures due 2034 (the “Old Debentures”). The Exchange Offer is being made in order to satisfy certain obligations of CNF contained in the Exchange and Registration Rights Agreement, dated as of April 30, 2004, by and among CNF, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the Initial Purchasers referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

      We are requesting that you contact your clients for whom you hold Old Debentures regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Debentures registered in your name or in the name of your nominee, or who hold Old Debentures registered in their own names, we are enclosing the following documents:

1. Prospectus dated , 2004;

2. The Letter of Transmittal for your use and for the information of your clients, together with Internal Revenue Service Form W-9 providing information relating to backup United States federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Debentures are not immediately available or time will not permit all required documents to reach the Exchange Agent referred to below prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Old Debentures registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

      YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2004 UNLESS EXTENDED BY CNF (THE “EXPIRATION DATE”). OLD DEBENTURES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Debentures, or a timely Book-Entry confirmation of such Old Debentures into the Exchange Agent’s account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

      If a registered holder of Old Debentures desires to tender, but such Old Debentures are not immediately available, or time will not permit such holder’s Old Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

      CNF will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Debentures held by them as nominee or in a fiduciary capacity. CNF will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Debentures pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

      Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CNF Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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